EXHIBIT 99.(10)(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 25, 2002, relating to the financial statements of the Prudential Individual Variable Contract Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 12, 2002, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
September 27, 2002